Exhibit 16


May 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Commissioners:

We have read the statements made by Artificial Life, Inc. (copy attached), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 1, 2002. We agree with the statements concerning our Firm contained in such Form 8-K.

Very Truly yours,



Wolf & Company, P. C.